Exhibit-10.12

February __, 2025

Personal and Confidential

Re: Amendment to Change in Control Severance Agreement

Dear Dragan Cicic, M.D.:

This amendment (this “Amendment”) will serve to implement certain changes to your Change in Control Severance Agreement with SELLAS Life Sciences Group, Inc. (the “Company”), dated December 14, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning attributed by the Agreement.

1.Severance. The Agreement is hereby amended by replacing Section 1(a) of the Agreement with the following:

“(a) Change of Control. If your employment is terminated within one year following a Change in Control Event (as defined in the Company’s 2017 Stock Incentive Plan), by the Company, or its successor, without Cause or by you for Good Reason, the Company or its successor will: (i) pay you the following amounts (the “Severance Payments”) in equal installments over the 15-month period following the Payment Commencement Date (as hereinafter defined): (A) an amount equal to 15 months of your then-current base salary, less standard employment-related withholdings and deductions and (B) an amount equal to your annual short-term incentive compensation at your target level (“Target Bonus”) for the year in which your employment terminates, without regard to whether the performance goals with respect to such Target Bonus have been established or met and less standard employment-related withholdings and deductions, and (ii) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimburse you for the monthly premium to continue such coverage until the earlier of (x) the last calendar day of the 12th month anniversary following the month in which the termination of your employment occurs and (y) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments to you and you shall be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h).”

2.    No Other Changes. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Agreement, and the Agreement remains otherwise unchanged and in full force and effect.

You may accept this Amendment by countersigning below where indicated and returning it to me.

[Signature page follows]

Best Regards,

SELLAS Life Sciences Group, Inc.

/s/ Angelos M. Stergiou
Name: Angelos M. Stergiou, M.D., Sc.D. h.c.
Title: President and Chief Executive Officer

Agreed to and Accepted:

/s/ Dragan Cicic
Dragan Cicic, M.D.

Date: March 4, 2025